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                                                   September 21, 1994


Hechinger Company
3500 Pennsy Drive
Landover, MD  20785

Dear Ladies and Gentlemen:

                 We have acted as counsel to Hechinger Company, a Delaware corporation (the "Company"), in connection with the underwritten public offering by the Company of up to 5,750,000 shares (including an underwriters' over-allotment option of 750,000 shares) (the "Shares") of the Company's Class A Common Stock, par value $.10 per share (the "Common Stock"), pursuant to an Underwriting Agreement to be entered into by the Company, Morgan Stanley & Co. Incorporated and Montgomery Securities, as representatives of the several U.S. underwriters to be named in Schedule I thereto, and Morgan Stanley International and Montgomery Securities, as representatives of the several international underwriters to be named in Schedule II thereto (the "Underwriting Agreement").

                 This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                 In connection with this opinion, we have examined (i) the Registration Statement of the Company on Form S-3 relating to the Shares filed with the Securities and Exchange Commission (the "Commission") on September __, 1994 (the "Registration Statement"), (ii) the Certificate of Incorporation and the By-laws of the Company, in each case as amended to the date hereof, (iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares, (iv) the Underwriting Agreement, (v) a specimen certificate evidencing the Common Stock and (vi) such other documents as we have deemed necessary or appropriate for the opinions expressed below.
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Hechinger Company
September 21, 1994
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                 In our examination we have assumed the genuineness of all
signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed below which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                 Members of our firm are admitted to the Bar of the State of Delaware and we do not express any opinion as to the law of any other jurisdiction.

                 Based upon and subject to the foregoing, and assuming that the Underwriting Agreement is in substantially the form in which it was filed as an exhibit to the Registration Statement and has been duly executed and delivered by the parties thereto, we are of the opinion that the issuance of the Shares has been duly authorized and, when certificates for the Shares in the form of the specimen certificates examined by us have been duly executed, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in each of the prospectuses which constitute a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                       Very truly yours,


                                       /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                       ----------------------------------------
                                           Skadden, Arps, Slate, Meagher & Flom